www.i80gold.com	1.866.525.6450 1.775.525.6450 5190 Neil Road, Suite 460 Reno, Nevada 89502

Exhibit 19.1
INSIDER TRADING POLICY
Unless otherwise stated, all defined terms used herein have the meaning set out in Schedule “A”.
1.Objectives
The trading of securities is governed by extensive and complex securities legislation, the fundamental premise of which is that everyone investing in securities should have equal access to information that may affect their investment decisions.
The objectives of this Insider Trading Policy (the “Policy”) are: (i) to support equal and timely access to information for the investment community; (ii) to ensure that the directors, officers and other employees of i-80 Gold Corp. and its subsidiaries (the "Company" or “i-80 Gold”) do not trade in securities of the Company while in possession of Material Non-Public Information affecting the business or affairs of the Company that has not been generally disclosed to the public; and (iii) that the Company’s directors, officers, employees, and certain other persons that the Company may designate from time to time are also perceived to act, in accordance with applicable laws and high standards of ethical and professional behaviour in order to protect the reputation of the Corporation. If you have any doubt as to whether a particular situation requires refraining from effecting a transaction in the Company’s securities or sharing information with others, such doubt should be resolved against taking such action.
To further support these objectives, the board of directors of the Company (the “Board”) has approved, and the Company has adopted, a corporate disclosure policy (“Disclosure Policy”) to ensure that the Company makes timely disclosure of material changes affecting its business or affairs in order to prevent disclosure of such material changes being made on a selective basis.
2.Scope
This Policy applies to all Insiders of the Company, and any person who receives Material Non-Public Information from any such Insider in respect of trading in securities of i-80 Gold (including shares, convertible securities, options, and other securities as defined in Schedule “A” to this Policy).
3.Administrative Responsibility
The SVP, General Counsel will act as the compliance officer (the “Compliance Officer”) for this Policy and shall be responsible for its day-to-day administration, as well as monitoring and enforcing compliance with this Policy. The Compliance Officer may designate one or more individuals to assist in the administration of this Policy.
4.Prohibited Trading Terms & Policies
a)Material Non-Public Information
“Material Non-Public Information” of the Company is Material Information (as defined in Schedule “B”), which has not been “Generally Disclosed.”

In order to be “Generally Disclosed,” information must:
•consist of readily observable matter;
•be disseminated to the public by way of a news release or a publicly available report filed with the applicable Exchanges or securities commission together with the passage of a reasonable amount of time for the public to analyze the information; and
•have been made known in a manner that would, or would be reasonably likely to, bring it to the attention of persons who commonly invest in Securities of a kind whose price might be affected by the information and, since it was made known, a reasonable period for it to be disseminated among such persons has elapsed.
Unless otherwise advised that the period is longer or shorter, for the purposes of paragraphs 4(a), a full trading day on which the Toronto Stock Exchange and/or New York Stock Exchange American is open for trading (a “Trading Day”), after the Material Non-Public Information has been Generally Disclosed shall be considered a reasonable amount of time.
Any person who has knowledge of Material Non-Public Information with respect to i-80 Gold, must treat such Material Information as confidential until the Material Information has been Generally Disclosed. Refer to the Company’s Corporate Disclosure Policy for further information on the treatment of confidential information.
Material Non-Public Information shall not be disclosed to anyone in any circumstances if the person considering making the disclosure knows, or ought reasonably to know, that the person to whom the Material Non-Public Information is being disclosed would or would be likely to:
•apply for, acquire, or dispose of Securities, or enter into an agreement to apply for, acquire, or dispose of Securities; or
•procure another person to apply for, acquire, or dispose of Securities, or enter into an agreement to apply for, acquire, or dispose of Securities.
Where the above is not applicable, Material Non-Public Information shall not be disclosed to anyone except in the “necessary course of business” (as defined in section 5(c)). If Material Non-Public Information has been lawfully disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement. When in doubt, all persons to whom this Policy applies must consult with the Compliance Officer to determine whether:
•disclosure in a particular circumstance is in the necessary course of business; and
•the person proposing to make the disclosure knows, or ought reasonably to know, that the person to whom the Material Non-Public Information is being disclosed would or would be likely to apply for, acquire, or dispose of Securities, or enter into an agreement to apply for, acquire, or dispose of Securities or procure another person to apply for, acquire, or dispose of, Securities, or enter into an agreement to apply for, acquire, or dispose of Securities.

For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media is a form of Tipping (as defined in section 5(c)) and will not be considered to be in the necessary course of business.
b)Trading of i-80 Gold Securities
Insider Trading, for the purpose of this policy, refers to the purchase or sale of Securities by persons covered by this Policy with knowledge of Material Non-Public Information, whether or not they are in a Special Relationship with the Company. Insider Trading is illegal and strictly prohibited by this Policy. For greater certainty, examples of prohibited transactions by such a person would include, but are not limited to the following:
•buying or selling Securities of i-80 Gold;
•buying or selling Securities whose price or value may reasonably be expected to be affected by changes in price of Securities of i-80 Gold;
•selling Securities acquired through the exercise of share options; and
•buying or selling Securities of another company in which Company proposes to invest or where the individual, in the course of employment with i-80 Gold, becomes aware of Material Non-Public Information concerning that other company.
c)Tipping and Recommending
i-80 Gold, as a reporting issuer, and/or a person or a company who is covered by this Policy may not inform, other than in the necessary course of business and then only in certain circumstances having taken applicable precautions, another person or company of Material Non-Public Information. This activity, known as tipping (“Tipping”), is prohibited because it places Material Non-Public Information in the hands of a few persons and not in the hands of the broader investing public. Persons in a Special Relationship with Company who have Material Non-Public Information may also not, other than in the necessary course of business, recommend to or encourage others to purchase or sell Securities of Company (such “recommending” is included in all references to Tipping in this Policy).
Material Non-Public Information may not be disclosed to anyone except in the “necessary course of business”. If Material Non-Public Information is to be lawfully disclosed in the necessary course of business, the person to whom it is disclosed should be informed that it is to be kept confidential, that by receiving the information they will be subject to trading restrictions and, in appropriate circumstances, be asked to execute a confidentiality agreement.
The question of whether a particular disclosure is being made in the necessary course of business is a mixed question of law and fact that must be determined on a case-by-case basis. However, the necessary course of business exception would generally only cover communications with:
•vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts;

•employees, officers, and board members who need to know that information in the course of carrying out their duties or functions for i-80 Gold;
•lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to i-80 Gold;
•parties to negotiations;
•labour unions and industry associations;
•government agencies and non-governmental regulators; and
•credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available),
However, and as noted above, the foregoing exceptions to Tipping will not apply where the person proposing to make the disclosure knows, or ought to reasonably know, that the disclosure to the relevant party would or would be likely to result in such party engaging in a prohibited activity, such as:
•applying for, acquiring, or disposing of Securities, or entering into an agreement to apply for, acquire, or dispose of Securities; or
•procuring another person to apply for, acquire, or dispose of Securities, or enter into an agreement to apply for, acquire, or dispose of Securities, in breach of the relevant Insider Trading prohibitions.
For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media is a form of Tipping and will not be considered to be in the necessary course of business.
d)Insider Trading Reports
Under Canadian and U.S securities legislation, subject to certain exceptions, Insiders that are deemed to be “Reporting Insiders” of a reporting issuer are required to comply with certain reporting requirements.
Canadian Reporting Insiders are required to file an initial insider trading report within ten (10) days after becoming a Reporting Insider electronically through the System for Electronic Disclosure by Insiders (“SEDI”) at www.sedi.ca.
Canadian Reporting Insiders are further required, subject to certain exceptions, to file an insider trading report on SEDI within five (5) days of a change in: (i) the beneficial ownership of, control or direction over, whether direct or indirect, Securities of i-80 Gold; or (ii) a change in an interest in, or right or obligation associated with, a Related Financial Instrument involving a Security of i-80 Gold.

Canadian Reporting Insiders must also file an insider trading report within five (5) days if the Reporting Insider enters into, materially amends, or terminates an agreement, arrangement or understanding that (i) has the effect of altering, directly or indirectly, the Reporting Insider’s economic exposure to i-80 Gold; or (ii) involves, directly or indirectly, a Security of the Company or a Related Financial Instrument involving a Security of i-80 Gold.
It is the responsibility of each such person to set up and maintain their SEDI profile and to make the necessary filings. However, the Company may assist Insiders in making such filings, provided such persons provide the necessary information to the Compliance Officer in a timely manner.
Similarly, Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) generally requires all officers, directors, and 10% stockholders, within 10 days after becoming an officer, director, or 10% stockholder, to file with the Securities and Exchange Commission (the “SEC”) an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s stock, options, and warrants which the person beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options, and warrants must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.
A person that is uncertain as to whether they are a Reporting Insider or whether they may be eligible to be exempted from these requirements should contact the Compliance Officer.
5.Guidelines
a)No Trade and Blackout Periods for Officers, Directors and Employees
The period beginning on the last calendar day of each quarter and ending one Trading Day (as defined in section 5) following the date of public disclosure of the financial results for that quarter (or fiscal year) (a “No Trade Period”) is particularly sensitive, as officers, directors and certain employees may often possess Material Non-Public Information about the expected financial results for the quarter and year end.
Accordingly, to ensure compliance with this Policy and applicable securities laws, all directors, officers and employees shall refrain from any trading activities involving Securities of i-80 Gold during No Trade Periods.
From time to time, the Company may also institute additional trading restricted periods for directors, officers, selected employees and consultants and others because of the actual or potential existence of Material Non-Public Information (a “Blackout Period”). In the event a Blackout Period or No-Trade Period is initiated, the Compliance Officer shall disseminate a notice to suspend trading in i-80 Gold’s Securities, in the form attached hereto as Schedule “C”, or other approval form, instructing those people not to engage in any trading of in i-80 Gold’s Securities until further notice, without disclosing the facts giving rise to or the imposition of such suspension of trading.

Even outside of Blackout Periods or No Trade Periods, any person possessing Material Non-Public Information on the Company should not engage in any transactions related to i-80 Gold’s Securities until one Trading Day after such information has been publicly disclosed. All directors, officers, employees and other persons are expected to use their judgment in interpreting this Policy, and to err on the side of caution at all times. If in doubt, such person is required to contact the Compliance Officer.
At specific times, i-80 Gold’s Board of Directors may award long term compensation under i-80 Gold’s stock option plan, or by other means. Under no circumstances will long-term compensation awards related to i-80 Gold’s Securities be made while a Blackout Period or No Trade Period is in effect. In the event that options or other Security related long-term compensation expire during a Blackout Period or No Trade Period, such expiry date will be extended as provided in the Incentive Stock Option Plan of i-80 Gold, or such other plan governing securities compensation matters, as applicable.
b)Pre-Approved Trading Plans
Notwithstanding any of the prohibitions contained in this Policy, Insiders may trade in Company securities at any time pursuant to a contract, instruction or trading plan that has been properly adopted and is properly administered in accordance with Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”) and an automatic securities purchase plan or automatic securities disposition plan, as defined in National Instrument 55-104 (an “Automatic Securities Purchase or Disposition Plan,” and together with a Rule 10b5-1 Plan, a “Pre-Approved Trading Plan” or “Plan”). All adopted Pre-Approved Trading Plans must comply with all applicable policies established by the Company, in addition to complying with applicable Canadian and United States securities laws. As all Plans trading in the Company’s securities must be duly compliant with the aforementioned Canadian and U.S. securities laws, the more restrictive laws between the two are deemed to apply in each case. Additionally, all Pre-Approved Trading Plans must be approved in advance by the Compliance Officer.
Transactions must be made strictly in accordance with the terms of the Pre-Approved Trading Plan; the Plan Creator must not alter or deviate from the Plan (whether by changing the amount, price or timing of the sale or purchase, or otherwise), except to the extent explicitly permitted in subpart (viii) above, and the Plan Creator must not enter into or alter a corresponding or hedging transaction or position with respect to the Company’s securities subject to the Plan. Any transactions made subsequent to a Plan’s termination (whether voluntarily or due to its natural expiry) should be carefully considered to avoid unfavorable inferences by the market, regardless of legality.
The Company may restrict the number of securities authorized to be traded through a Pre-Approved Trading Plan at any one time or during any specified trading day or period, based on the total trading volume at such time or during such day or period, the total number of securities traded at any one time or during any one period under all outstanding Pre-Approved Trading Plans, or such other criteria as the Company may consider appropriate.
Entering into, renewing, amending, modifying, terminating, suspending or lifting a suspension of a Pre-Approved Trading Plan must be done (1) when the Plan Creator is not aware of any material non-public information about the Company or its securities and (2) in good faith and not as part of a plan or scheme to evade the applicable securities laws.
The Company may at any time conduct an internal review of Insider trades and compliance with their Pre-Approved Trading Plans. Such reviews may be conducted annually or more frequently, and trades may also be reviewed following extreme price swings in the Company’s share price.
Once a Pre-Approved Trading Plan is established, the Plan Creator may not trade securities of the Company outside of the Plan (other than in underwritten public offerings, the grant of securities by the Company to the Plan Creator pursuant to any Company equity plan, or the acquisition of shares upon the exercise of stock options by the Plan Creator).
Certain rules and regulations may require the Company to publicly announce such Pre-Approved Trading Plans.
c)Pre-Clearance of Trades
Before initiating any trade in i-80 Gold’s Securities, each person to whom this Policy applies must contact and get approval from the Compliance Officer. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under securities laws and regulations. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the proposed transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
d)Short-Swing Trades
The Company recommends that, other than in the course of exercising an option, Insiders do not buy and sell its Securities within the same six-month period.
e)Short Sales, Call and Put Options
Insiders are not permitted to sell “short” or sell a “call option” on any of i-80 Gold’s Securities or purchase a “put option” where they do not own the underlying Security or, in the case of a short sale, an option currently exercisable therefor.
f)Buying i-80 Gold Securities on Margin
Insiders are not permitted to buy i-80 Gold’s Securities on margin.
g)Hedging and Pledging
Insiders who are directors, officers and employees of Company are not permitted to enter into any transaction that has the effect of offsetting the economic value of any direct or indirect interest of such Insiders in Securities of i-80 Gold. This includes the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars or units of exchange funds that are designed to hedge or offset a decrease in the market value of equity Securities granted to such Insiders as compensation or otherwise held directly or indirectly by such Insiders.

Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a foreclosure sale may occur at any time when the pledgor is aware of Material Non-Public Information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Insider who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Company’s Compliance Officer at least [five (5)] trading days prior to the proposed execution of documents evidencing the proposed pledge.
6.Potential Criminal and Civil Liability and/or Disciplinary Action
a)Liability for Insider Trading in Canada
Under applicable Canadian securities laws, Insiders guilty of trading on Material Non-Public Information of the Company may be subject to:
•penalties of up to the greater of $5 million and triple any profit earned or loss avoided; and
•imprisonment.
Additionally, such conduct may subject the Company or other investors to civil liability.
b)Liability for Tipping in Canada
Insiders may also be liable for improper transactions by any person commonly referred to as a tippee, to whom they have disclosed Material Non-Public Information about Company or to whom they have made recommendations or expressed opinions on the basis of such information. The various Canadian securities regulators have imposed large penalties even when the disclosing person did not profit from the trading.
c)Legal Penalties in the United States
A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has Material Non-Public Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed Material Non-Public Information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

d)Possible Disciplinary Actions
Employees, officers, directors, consultants and contractors who violate this Policy will also be subject to disciplinary action by i-80 Gold, which may include restrictions on future participation in equity incentive plans or termination of employment.
7.Applicability of Policy to Insider Information Regarding Other Companies
This Policy and the guidelines described herein also apply to Material Non-Public Information relating to other companies, including joint venture partners, customers, vendors and suppliers of Company (the “Business Partners”), when that information is obtained in the course of employment with, or providing services on behalf of, i-80 Gold. For the purposes of this Policy, information about Business Partners should be treated in the same way as information related directly to i-80 Gold.
8.Annual Certification
All directors and officers of i-80 Gold, together with any employees, consultants and contractors specified by the Board of i-80 Gold, shall provide annual certification of compliance with this Policy in the form attached to i-80 Gold’s Code of Business Conduct and Ethics.
9.General
The Board may, from time to time, permit departures from the terms of this Insider Trading Policy, either prospectively or retrospectively. The terms of this Insider Trading Policy are not intended in and of themselves to give rise to civil liability on the part of i-80 Gold, its directors, officers or employees, to any third party, including to any shareholder, securityholder, customer, supplier, competitor, other employee or regulator, but shall give rise to liability to i-80 Gold.
10.Review of Policy
The Corporate Governance & Nominating Committee will review this policy annually and recommend appropriate changes or enhancements to the Board to ensure that it remains aligned with evolving legal and regulatory requirements, industry standards, and best practices.
11.Application to the Company
In addition to the obligations imposed on the Insiders, the Company and its subsidiaries are also subject to all applicable laws, rules, and regulations governing insider trading. The Company and its subsidiaries must comply with all legal requirements when engaging in transactions involving the Company’s securities, including stock repurchases, issuances, and other equity-related transactions.

Approved, Amended and Restated:	Corporate Governance & Nominating Committee Board of Directors
Date:	March 31, 2025

www.i80gold.com	1.866.525.6450 1.775.525.6450 5190 Neil Road, Suite 460 Reno, Nevada 89502

SCHEDULE “A”
INDIVIDUALS AND ENTITIES TO WHOM THIS POLICY APPLIES
“Employee” means a full-time, part-time, contract or secondment employee of i-80 Gold.
“Insider” means:
a)all directors, Officers, employees, contractors and consultants of i-80 Gold and its affiliates who receive or have access to Material Non-Public Information (as defined in section 5(a)), including members of their immediate families, members of their households, as well as the partnerships, trusts, corporations, estates, RRSPs, and similar entities over which any of these individuals exercise control or direction;
b)a director or Officer of a person or company that is itself an insider or subsidiary of i-80 Gold;
c)a person or company that has (i) beneficial ownership of, or control or direction over, directly or indirectly, Securities of i-80 Gold carrying more than 10 per cent of the voting rights attached to all i-80 Gold’s outstanding voting Securities, excluding, for the purpose of the calculation of the percentage held, any Securities held by the person or company as underwriter in the course of a distribution, or a combination of beneficial ownership of, and control or direction over, directly or indirectly, Securities of i-80 Gold carrying more than 10 per cent of the voting rights attached to all i-80 Gold’s outstanding voting Securities, excluding, for the purpose of the calculation of the percentage held, any Securities held by the person or company as underwriter in the course of a distribution;
d)i-80 Gold itself, if it has purchased, redeemed or otherwise acquired a Security of its own issue, for so long as it continues to hold that Security;
e)a person or company designated as an insider in an order made under section 1(11) Securities Act (Ontario); and
f)a person or company that is in a class of persons or companies designated under subparagraph 40 v of subsection 143(1) of the Securities Act (Ontario).
“Major Subsidiary” means a subsidiary of an issuer if the assets of the subsidiary, as included in the issuer’s most recent annual audited or interim balance sheet, or, for a period relating to a financial year beginning on or after January 1, 2011, a statement of financial position, are 30 per cent or more of the consolidated assets of the issuer reported on that balance sheet or statement of financial position, as the case may be, or the revenue of the subsidiary, as included in the issuer’s most recent annual audited or interim income statement, or, for a period relating to a financial year beginning on or after January 1, 2011, a statement of comprehensive income, is 30 per cent or more of the consolidated revenue of the issuer reported on that statement;
“Management Company” means a person or company established or contracted to provide significant management or administrative services to an issuer or a subsidiary of the issuer;
“Officer” means:
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a)a chair or vice-chair of the Board of Directors, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a President, a Senior Vice-president, Vice-president, a Secretary, an Assistant Secretary, a Treasurer, an Assistant Treasurer and a General Manager;
b)every individual who is designated as an officer under a by-law or similar authority, and
c)every individual who performs functions similar to those normally performed by an individual referred to above.
“Person or Company in a Special Relationship with a Reporting Issuer” means:
a)a person or company that is an insider, affiliate or associate of,
i)i-80 Gold,
ii)a person or company that is considering or evaluating whether to make, or that proposes to make, a take-over bid, as defined in Part XX of the Securities Act (Ontario), for the Securities of i-80 Gold, or
iii)a person or company that is considering or evaluating whether to become a party to, or that proposes to become a party to, a reorganization, amalgamation, merger or arrangement or similar business combination with the Company or to acquire a substantial portion of its property,
b)a person or company that is engaging in, considering or evaluating whether to engage in, or that proposes to engage in, any business or professional activity if the business or professional activity is with or on behalf of the Company or with or on behalf of a person or company described in subclause (a) (ii) or (iii);
c)a person who is a director, Officer or employee of i-80 Gold, of a subsidiary of i-80 Gold, of a person or company that controls, directly or indirectly, i-80 Gold, or of a person or company described in subclause (a) (ii) or (iii) or clause (b),
d)a person or company that learned of the material fact or material change with respect to the Company while the person or company was a person or company described in clause (a), (b) or (c),
e)a person or company that learns of a material fact or material change with respect to the Company from any other person or company described in this subsection, including a person or company described in this clause, and knows or ought reasonably to have known that the other person or company is a person or company in such a relationship.
“Related Financial Instrument” means an agreement, arrangement or understanding to which an insider of the Company is a party, the effect of which is to alter, directly or indirectly, the insider’s,
(a)economic interest in a Security of i-80 Gold, or
(b)economic exposure to i-80 Gold
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“Reporting Insider” means an insider of the Company if the insider is
a)The CEO, CFO, COO or SVP, General Counsel of i-80 Gold, of a significant shareholder of Company or of a Major Subsidiary of i-80 Gold;
b)A director of i-80 Gold, of a significant shareholder of the Company or of a Major Subsidiary of i-80 Gold;
c)A person or company responsible for a principal business unit, division or function of i-80 Gold;
d)A significant shareholder of i-80 Gold;
e)A significant shareholder based on post-conversion beneficial ownership of i-80 Gold’s Securities and the CEO, CFO, COO and every director of the significant shareholder based on post-conversion beneficial ownership;
f)A management company that provides significant management or administrative services to the Company or a Major Subsidiary of i-80 Gold, every director of the management company, every CEO, CFO and COO of the management company, and every significant shareholder of the management company;
g)An individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (f);
h)i-80 Gold itself, if it has purchased, redeemed or otherwise acquired a Security of its own issue, for so long as it continues to hold that Security; or
i)Any other insider that
i)in the ordinary course receives or has access to information as to material facts or material changes concerning the Company before the material facts or material changes are generally disclosed; and
ii)directly or indirectly, exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of Company
A “Security” is defined in section 1(1) of the Securities Act (Ontario), and for these purposes, is deemed to have the broader meaning set out in section 76(6) the Securities Act (Ontario), and includes, among other things, all shares, convertible or exchangeable Securities such as warrants or convertible debentures, options, and restricted share units, as well as a put, call, option or other right or obligation to purchase or sell Securities of i-80 Gold, any Security, the market price of which varies materially with the market price of the Securities of i-80 Gold, or any related derivative (as defined in the Securities Act (Ontario)).
“Significant Shareholder” means a person or company that has beneficial ownership of, or control or direction over, whether direct or indirect, or a combination of beneficial ownership of, and control or direction over, whether direct or indirect, Securities of an issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, excluding, for the purpose of
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the calculation of the percentage held, any Securities held by the person or company as underwriter in the course of a distribution.
A company is considered to be a “Subsidiary” of another company if it is controlled by (1) that other, (2) that other and one or more companies, each of which is controlled by that other, or (3) two or more companies, each of which is controlled by that other; or it is a subsidiary of a company that is that other's subsidiary. In general, a company will control another company when the first company owns more than 50% of the outstanding voting Securities of that other company.
“Trading” in Securities refers to all investment activities over which a person covered by this Policy has control or direction, whether for their personal account or in a fiduciary capacity, as in the case of a partnership, trusteeship, or executorship. For the purposes of this Policy, trading includes any purchase or sale of a Security as well as the provision of investment advice.
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www.i80gold.com	1.866.525.6450 1.775.525.6450 5190 Neil Road, Suite 460 Reno, Nevada 89502

SCHEDULE “B”
EXAMPLES OF INFORMATION THAT MAY BE MATERIAL
“Material Information” consists of both “material facts” and “material changes”. A “material fact” means a fact that would reasonably be expected to have a significant effect on the market price or value of the securities of i-80 Gold or that a reasonable investor would consider important in making an investment decision regarding the purchase or sale of the securities of the Company. For Canadian purposes a “material change” means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision to implement such a change if such a decision is made by the board of directors or by senior management of the Company who believe that confirmation of the decision by the board of directors is probable.
It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of i-80 Gold’s Securities.
Examples of such information may, depending on the circumstances, include:
a)financial results;
b)projections of future earnings or losses;
c)development of new products and developments affecting i-80 Gold's resources, technology, products or market;
d)news of a material merger, joint venture or acquisition;
e)news of a disposal of significant assets or a subsidiary;
f)increases, decreases and reclassifications of mineral reserves or resources;
g)significant exploration results;
h)impending bankruptcy or financial liquidity problems;
i)significant work stoppages or other events affecting production;
j)significant pricing changes or agreements that may affect pricing;
k)major labour disputes or disputes with major contractors or suppliers;
l)proposed changes in capital structure including stock splits and stock dividends;
m)proposed or pending material financings;
n)material increases or decreases in the amount outstanding of Securities or indebtedness;
o)material changes in the business of i-80 Gold;
p)changes in i-80 Gold’s auditors;
q)defaults in material obligations;
r)results of the submission of matters to vote of securityholders;
s)material transactions with directors, officers or principal securityholders;
t)significant litigation exposure due to actual or threatened litigation;
u)a transaction for which the consideration payable or receivable is a significant proportion of the written down value of i-80 Gold's consolidated assets;
v)a recommendation or declaration of a dividend by i-80 Gold;
w)a recommendation or decision that a dividend will not be declared by i-80 Gold;
x)a material change in accounting policy adopted by i-80 Gold; and
y)changes in senior management.
Either positive or negative information may be material
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www.i80gold.com	1.866.525.6450 1.775.525.6450 5190 Neil Road, Suite 460 Reno, Nevada 89502

SCHEDULE “C”
PRIVATE AND CONFIDENTIAL

TO:    DIRECTORS, OFFICERS AND EMPLOYEES OF i-80 GOLD CORP. (the “Company”) AND ITS AFFILIATES
RE:    SUSPEND TRANSACTION NOTICE
Further to our Insider Trading Policy, please suspend all further securities and related financial instrument transactions in respect of the Company until further notice.
Should you have any questions or concerns please contact David Savarie at dsavarie@i80gold.com.
Sincerely,
i-80 Gold Corp.
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